Progress Announces Amended Credit Facility Amended facility expands liquidity, lowers costs and provides greater flexibility BEDFORD, Mass., Jan. 27, 2022 -- Progress (NASDAQ: PRGS), the leading provider of products to develop, deploy and manage high-impact applications, today announced that it has entered into an amended secured credit facility in the aggregate amount of $575 million, including a $275 million senior secured term loan and a $300 million revolving line of credit. The credit facility may be incrementally expanded by an additional amount of $260 million or a greater amount determined by a pro forma senior secured net leverage ratio test, subject to certain conditions. This new credit facility replaces Progress’ existing secured credit facility dated April 30, 2019 and will mature on January 25, 2027, subject to certain conditions. “We are very pleased to have entered into this amended credit facility, which expands our borrowing capacity while lowering our costs,” said Anthony Folger, Chief Financial Officer of Progress. “Taking advantage of favorable rates and terms at this time equips Progress with an improved credit facility that can grow with our business and offers us greater flexibility as we execute our total growth strategy over the near and longer term.” JPMorgan Chase Bank, N.A. acted as Administrative Agent; Wells Fargo Bank, N.A. and Citizens Bank, N.A. as Syndication Agents; Bank of America, N.A., Citibank, N.A., PNC Bank, N.A., Silicon Valley Bank, and TD Bank, N.A. as Documentation Agents, and JPMorgan Chase Bank, N.A. acted as Sole Bookrunner and Sole Lead Arranger. About Progress Progress (NASDAQ: PRGS) provides the leading products to develop, deploy and manage high-impact applications. Our comprehensive product stack is designed to make technology teams more productive, and we have a deep commitment to the developer community, both open source and commercial alike. With Progress solutions, organizations can accelerate the creation and delivery of strategic business applications, automate the process by which apps are configured, deployed and scaled, and make critical data and content more accessible and secure -- leading to competitive differentiation and business success. Over 1,700 independent software vendors, 100,000+ enterprise customers, and a three-million-strong developer community rely on Progress to power their applications. Learn about Progress at www.progress.com or +1-800-477-6473. Progress and Progress Software are trademarks or registered trademarks of Progress Software Corporation and/or its subsidiaries or affiliates in the U.S. and other countries. Any other names contained herein may be trademarks of their respective owners. Note Regarding Forward-Looking Statements This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Progress has identified some of these forward- looking statements with words like “believe,” “may,” “could,” “would,” “might,” “should,” “expect,” “intend,” “plan,” “target,” “anticipate” and “continue,” the negative of these words, other terms of similar meaning or the use of future dates.

For further information regarding risks and uncertainties associated with Progress' business, please refer to Progress' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended November 30, 2020. Progress undertakes no obligation to update any forward-looking statements, which speak only as of the date of this press release. Press Contact: Investor Contact: Kim Baker Michael Micciche Progress Progress +1-781-280-4000 +1-781-850-8450 pr@progress.com Investor-Relations@progress.com